EXHIBIT 10.1
                                                                    ------------




                                   RonHow, LLC
                             3290 Northside Parkway
                                    Suite 250
                                Atlanta, GA 30302


                                 March 30, 2007



Harold's Stores, Inc.
765 Asp Avenue
Norman, OK  73069
Attn:  Jodi Taylor, Chief Financial Officer


Dear Jodi:

     In conjunction with discussions among Harold's Stores, Inc. and its majority investors regarding continued financial support for Harold's, the parties have developed a short-term financing plan as outlined in the attached summary term sheet.

     Given Harold's immediate need for cash, RonHow is willing to make an additional $2 million advance under the existing Subordinated Loan Agreement and related note, each dated as of August 31, 2006. As a condition to making this advance, RonHow is requiring that Harold's agree to the following:

     1. Subject to the approval of Harold's senior lender, Wells Fargo Retail Finance II, LLC, interest will accrue on this $2 million advance at a rate of 18.0% per annum. Upon such approval, the 18.0% per annum rate will be applied retroactively to the date of the advance, in place of the 13.5% per annum rate otherwise applicable pursuant to the current terms of the subordinated note.

     2. Harold's will use commercially reasonable efforts to obtain, as promptly as practicable, the approval of Wells Fargo for the 18.0% per annum interest rate on such advance.

     3. Harold's will execute and deliver, and cause the guarantors of the subordinated loan to execute and deliver, any and all documents reasonably requested by RonHow to evidence the 18.0% per annum interest rate accruing on the advance and the continuing effectiveness of the guaranty and security provided by the guarantors with respect to all of the indebtedness outstanding under the subordinated debt facility, including this additional advance.

     4. Harold's will use commercially reasonable efforts to obtain, as promptly as practicable, the consent and approval of Wells Fargo to all aspects of the proposed

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Harold's Stores, Inc.
RonHow, LLC
Page 2


          short-term financing plan as described in the attached summary term sheet that require Wells Fargo's approval.

     If Harold's is in agreement with the above conditions to the $2 million advance, please execute the enclosed copy of this letter in the place indicated below and return it to me.


                                        Sincerely,

                                        /s/ Robert L. Anderson
                                        -----------------------------
                                        Robert L. Anderson
                                        President, Ronus, Inc.,
                                        Managing Member of RonHow, LLC


Accepted and agreed to on behalf of Harold's Stores, Inc.



By:      /s/ Jodi L. Taylor
Title:   Chief Financial Officer
Date:    March 30, 2007

                               SUMMARY TERM SHEET

                              HAROLD'S STORES, INC.

                    $3,000,000 DRAW-DOWN OF SUBORDINATED DEBT
                     INCREASE OF SUBORDINATED DEBT FACILITY
                    ISSUANCE OF 2007-A SENIOR PREFERRED STOCK
                                       AND
                 AUTHORIZATION OF 2007-B SENIOR PREFERRED STOCK

                                 March 30, 2007

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        This Term Sheet summarizes the principal terms of additional advances under the previously-established $10,000,000 subordinated loan agreement between Harold's Stores, Inc. (the "Company") and RonHow, LLC ("RonHow"), the increase of the maximum principal amount under the subordinated loan agreement to $12,000,000, the creation of new Series 2007-A and Series 2007-B Senior Preferred Stock and the exchange of $2 million of existing subordinated debt for shares of Series 2007-A Senior Preferred Stock by the Company. No legally binding obligations will be created until definitive agreements are executed and delivered by all parties. This Term Sheet is not a commitment to invest, and is conditioned on the completion of due diligence, legal review and documentation that is satisfactory to RonHow and the Company.

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IMMEDIATE INITIAL FUNDING:   $2,000,000 under the previously-established
                             $10,000,000 subordinated loan agreement between the Company and RonHow (the "Sub-Debt Facility").

ADDITIONAL SUB-DEBT FUNDING: An additional $1,000,000 under the Sub-Debt
                             Facility. The initial $2,000,000 advance plus the additional advance of $1,000,000 are referred to as the "2007 Sub-Debt."

INTEREST RATE ON 2007        18.0% per annum, and otherwise on the same terms as
SUB-DEBT:                    under the Sub-Debt Facility. The Company will use
                             commercially reasonable efforts to obtain, as promptly as practicable, the consent and approval of Wells Fargo Retail Finance II, LLC with respect to the 18.0% interest rate applicable to the 2007
                             Sub-Debt, and until such approval is obtained, the 2007 Sub-Debt shall bear interest at 13.5% per annum and otherwise be treated as an additional advance under the Sub-Debt Facility.

INTEREST DEFERRAL:           Immediate commencement of the accrual (at the
                             interest rates of 13.5% and 18%, respectively) of all interest payments under the Sub-Debt Facility up to a maximum of $1,000,000 accrued interest, with accrued interest becoming principal under the Sub-Debt Facility as of each applicable payment date.

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SUB-DEBT FACILITY            The Company will use commercially reasonable
AMENDMENTS:                  efforts to obtain, as promptly as practicable, the
                             consent and approval of Wells Fargo Retail Finance
                             II, LLC to increase the Sub-Debt Facility to $12,000,000, excluding any accrued interest converted to principal under any advance. All other terms of the Sub-Debt Facility to remain unchanged.

EXCHANGE OF EXISTING         Exchange of up to $2,000,000 of existing
SUB-DEBT:                    subordinated debt (paying 13.5% interest rate per
                             annum) into a new Series 2007-A Senior Preferred
                             Stock, as necessary to meet statutory surplus requirements for proposed de-registration by the Company of its common stock under the Securities
                             Act of 1934, as amended (a "going dark"
                             transaction). RonHow may, in its sole discretion, exchange additional 13.5% subordinated debt for shares of Series 2007-A Senior Preferred Stock, in order to enable the Company to meet statutory surplus requirements for a going dark transaction.
                             The Company will be under no obligation to approve a going dark transaction, nor will RonHow be under any obligation to exchange any of the 13.5% subordinated debt for Series 2007-A Senior
                             Preferred Stock if a going dark transaction is not consummated by the Company on or before September
                             30, 2007.

CONVERSION OF 2007 SUB-DEBT: The 2007 Sub-Debt will be convertible on a dollar-for-dollar basis into a new Series 2007-B Senior Preferred Stock.

NEW PREFERRED DESIGNATIONS:  Series 2007-A Senior Preferred Stock and Series
                             2007-B Senior Preferred Stock.

NUMBER OF SHARES:            10,000 authorized shares, consisting of 5,000
                             shares of Series 2007-A Senior Preferred Stock and
                             5,000 shares of Series 2007-B Senior Preferred
                             Stock.

PAR VALUE:                   $0.01 per share.

PURCHASE PRICE
(stated value):              $1,000 per share.

DIVIDENDS:                   For the Series 2007-A, 13.5% of Stated Value and
                             for the Series 2007-B, 18.0% of Stated Value, in each case in same manner as Series 2006-B. RonHow will have the option to elect whether each quarterly dividend is cumulated or paid in cash or additional shares ("PIK"), or a combination of cash and PIK shares.

SENIORITY:                   The Series 2007-A and Series 2007-B Senior
                             Preferred Stock would have equal priority, but would have priority over all other equity securities of the Company as to dividends and proceeds upon liquidation of the Company.

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VOTING RIGHTS:               On as-converted basis in same manner as Series
                             2006-B.

CONVERSION:                  For the Series 2007-A and Series 2007-B shares,
                             conversion price of 66.667% of the Average Market
                             Price (as defined in the certificates of designation for each Series in a manner the same as the 2006-B Preferred Stock) of the Company's common stock at the time of issuance (e.g. currently average is $0.447 per share resulting in a $0.298 conversion price per share); for PIK shares issued in lieu of cash dividends a conversion price of 66.667% of the Average Market Price at time of payment of such PIK shares.

OTHER PROVISIONS:            Other terms of the Series 2007-A and Series 2007-B
                             Senior Preferred Stock will be substantially identical to the Series 2006-B Preferred Stock of the Company.

TIMING: With respect to the immediate initial funding of $2,000,000 described above, on or before April 4, 2007.

                             With respect to the other matters described in this term sheet, on or before April 30, 2007, subject to any required bank approvals.





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